UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008
SPANISH BROADCASTING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27823 (Commission File Number)	13-3827791 (IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida (Address of principal executive offices)	33133 (Zip Code)
(305) 441-6901
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On October 3, 2008, Spanish Broadcasting System, Inc. (the “Corporation”) requested to draw down $25.0 million from our $25.0 million revolver facility under the first lien credit agreement, dated as of June 10, 2005, among the Corporation, Merrill Lynch, Pierce Fenner & Smith, Incorporated, as syndication agent, Wachovia Bank, National Association, as documentation agent, Lehman Commercial Paper Inc., as administrative agent, and various lenders from time to time. On October 8, 2008, we only received an aggregate of $15.0 million of the $25.0 million revolver as a result of Lehman Commercial Paper Inc.’s failing to fund its $10.0 million portion of the facility due to its bankruptcy filing.
The draw down on the revolver will be used, with other funds, to repay the non-interest bearing secured promissory note in the principal amount of $18.5 million, due on January 6, 2009. The $15.0 million drawn on October 8, 2008 currently bears interest at a rate equal to 1.0% over the base prime rate unless converted to a LIBOR-based term rate. As of October 8, 2008, the applicable margin of the revolving credit facility was (i) 2.00% per annum for Eurodollar loans and (ii) 1.00% per annum for base rate loans.
The Credit Agreement was filed with the Corporation’s Form 8-K filed on June 16, 2005 as Exhibit 10.1.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC. (Registrant)
October 9, 2008	By:	/s/ Joseph A. García
Joseph A. García
Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary

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